Exhibit 99.1

LogMeIn Announces Management Succession Plan

William R. Wagner to Succeed Michael K. Simon as Chief Executive Officer; Simon to Remain as Chairman of the Board

BOSTON, September 2, 2015 – LogMeIn, Inc. (Nasdaq:LOGM) today announced that its Board of Directors has approved a succession and transition plan for the company’s chief executive officer (CEO) position. Effective at the end of 2015, Michael K. Simon, the company’s co-founder and CEO for the past 12 years, will step down as CEO. He will be succeeded as CEO by William “Bill” R. Wagner, currently the company’s president and chief operating officer. Simon will remain as the company’s chairman of the board and will also serve in an advisory role to Wagner.

Wagner was hired in 2013, joining LogMeIn as the company’s first chief operating officer. In this key capacity, he implemented strategic initiatives that helped accelerate the company’s growth. Wagner was promoted to president in January of 2015 and thereafter was appointed to the company’s Board of Directors.

“Bill is a trusted and respected leader at LogMeIn, has embraced our core values and has pushed us to reach new heights,” said Michael K. Simon. “Bill possesses the unique combination of skills and vision to help LogMeIn achieve its next phase of growth.”

Simon co-founded LogMeIn as CEO in 2003, growing the company from a three-person startup to a leading cloud company with nearly one thousand employees, nine global offices and more than $200 million in annual revenue. He led the company through its public offering in 2009, and helped the company attract millions of users worldwide.

“In LogMeIn, Michael built an iconic company that created some of the most popular and widely used cloud products in the world,” said Ed Gillis, Lead Independent Director of LogMeIn’s Board of Directors. “Bill has been a key contributor to LogMeIn’s recent growth, and we’re excited to see him shape and implement LogMeIn’s future vision.”

Outlook Affirmed

The company today reaffirmed its third quarter and full year 2015 outlook, which was last updated on July 23, 2015. The company expects to achieve third quarter revenues of $68.8 million to $69.3 million and full year 2015 revenues of $265.0 million to $266.5 million. Non-GAAP net income for the third quarter is expected to be in the range of $0.43 to $0.44 per diluted share, and non-GAAP net income for the full year 2015 is expected to be in the range of $1.51 to $1.57 per diluted share.

Non-GAAP net income per diluted share excludes acquisition related costs and amortization, stock-based compensation expense, and litigation related expense.

About LogMeIn, Inc.

LogMeIn Inc. (Nasdaq:LOGM) simplifies how people connect to each other and the world around them. With millions of users worldwide, our cloud-based solutions make it possible for people and companies to connect and engage with their workplace, colleagues, customers and products anywhere, anytime. LogMeIn is headquartered in Boston with offices in Bangalore, Budapest, Dublin, London, San Francisco and Sydney.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the Company’s financial guidance for the third quarter of 2015 and fiscal year 2015. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control, as further described in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments could cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investors

Rob Bradley

LogMeIn, Inc.

781-897-1301

rbradley@LogMeIn.com

Press

Craig VerColen

LogMeIn, Inc.

781-897-0696

Press@LogMeIn.com